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Exhibit 21.1

Subsidiaries of the Registrant

Name of Subsidiary	Jurisdiction of Incorporation
Manhattan Bagel Company, Inc.	New Jersey
Chesapeake Bagel Franchise Corp.	New Jersey
(f/k/a Chesapeake Bagel Bakery Acquisition Corp.)
Willoughby's Incorporated	Connecticut
Manhattan Bagel Company Genesee, LLC	New York
New World ENBCDEB Corp.	New York
Einstein and Noah Corp.	Delaware
(f/k/a Einstein Acquisition Corp.)
Einstein/Noah Bagel Partners, Inc.	California
I. & J. Bagel, Inc.	California
Paragon Bakeries, Inc.	New Jersey

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  Exhibit 21.1
Subsidiaries of the Registrant